UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  November 2, 2006

TORA TECHNOLOGIES INC.
(Exact name of registrant as specified in its chapter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2470 St. Rose Parkway, Suite 304, Henderson, Nevada		89074
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 1-866-347-5057

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 2, 2006, Ralph Biggar resigned as a director of Tora. In his place, Robert E. Rook consented to and was appointed as an additional director of Tora, by consent resolutions of the board of directors.

The directors of Tora are currently Robert E. Rook and Munjit Johal and management is currently made up of Robert E. Rook and Munjit Johal.

Since 1998, Robert E. Rook has been a financial consultant in west Texas and southern California. Prior to that Mr. Rook was the Executive Vice President and Senior Lender of Norwest Bank in El Paso, Texas from 1980 to 1997. Mr. Rook has also owned and operated several companies during his career. Mr. Rook has a Bachelor‘s degree in Finance from West Texas A & M University.

Mr. Johal has broad experience in accounting, finance and management in the public sector. Since September 2002, Mr. Johal is currently serving as the Chief Financial Officer of Secured Diversified Investment, Ltd. Mr. Johal held the same position with other reporting companies. As the Chief Financial Officer for these companies, Mr. Johal was primarily responsible for overseeing the financial affairs of these entities and ensuring their financial statements were accurate and complete and complied with all applicable reporting requirements. From 1990 to 1995, Mr. Johal served as the Executive Vice President for Pacific Heritage Bank in Torrance, California. Mr. Johal earned his MBA degree from the University of San Francisco in 1980. He received his BS degree in History from the University of California, Los Angeles in 1978.

There is no family relationship among the directors or officers.

Page - 1

During the last two years, there has been no transaction or proposed transaction that Tora was or is a party to in which any of the directors officers had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Tora Technologies Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

TORA TECHNOLOGIES INC.

/s/ Robert E. Rook
Dated: November 2, 2006  By:              Robert E. Rook - CEO & President

Page - 2